Exhibit 6.2

EXECUTION COPY

Contribution Agreement

This Contribution Agreement (“Agreement”) is entered into and effective as of April 27, 2017 by and between Archive West Investments, LLC (formerly Thomas M. DeLonge, LLC), a Nevada limited liability company (“AWI”) and Gravity Holdings, LLC, a Wyoming limited liability company (“Gravity Holdings”), each a “Party” and together the “Parties”, with regards to the contribution of shares of To The Stars, Inc., a California company (“TTS”) to Gravity Holdings.

RECITALS

A.	TTS was formed as a wholly-owned subsidiary of Really Likeable People, Inc., a Delaware corporation (“RLP”) on October 28, 2002, as amended for a name change on August 17, 2011.

B.	AWI was a stockholder of RLP until December 31, 2014.

C.	On January 1, 2015, AWI and RLP entered into a Share Sale Agreement (“Sale Agreement”), whereby AWI acquired all of the shares of common stock of TTS, so that AWI became holder of record of one hundred percent (100%) of the outstanding shares of common stock, no par value per share, of TTS (the “TTS Shares”).

D.	The DeLonge Family Trust, dated September 29, 2000 (the “Trust”), is the sole member of each of AWI and Gravity Holdings.

E.	AWI desires to contribute the TTS Shares to Gravity Holdings as a contribution of capital, and Gravity Holdings desires to accept such capital contribution from AWI.

NOW, THEREFORE, in accordance with the terms and conditions set forth below and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Capital Contribution. Subject to the terms and conditions of this Agreement, AWI hereby contributes, assigns, transfers and delivers to Gravity Holdings all of its right, title and interest in and to the TTS Shares free and clear of any and all liens, claims, encumbrances and/or restrictions, other than restrictions on transfer arising under applicable state and federal securities law. Such contribution, assignment and transfer shall be deemed a contribution by AWI to the capital of Gravity Holdings. AWI is contributing the TTS Shares without any representation or warranty of any kind, other than that AWI has the right, power and authority to execute and deliver this Agreement and to contribute the TTS Shares to Gravity Holdings as contemplated hereby.

2.	Section 351 of the Internal Revenue Code. This Agreement is intended to provide for a tax-free exchange between AWI and Gravity Holdings under Section 351 of the Internal Revenue Code and shall be construed to accomplish that result.

3.	No Third Party Beneficiaries. The Parties hereto acknowledge and agree that this agreement shall be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns, but no third party shall have any rights and remedies with respect to this Agreement or the subject matter hereof.

EXECUTION COPY

4.	Further Assurances. Each Party hereto agrees to execute and deliver such instruments and documents and to diligently undertake such actions as may be reasonably requested by the other Party or reasonably required in order to evidence or effect the transactions herein contemplated and shall use its respective commercially reasonable efforts to accomplish the transactions contemplated by this Agreement in accordance with the provisions hereof.

5.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

6.	Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction).

7.	Entire Agreement. This Agreement, together with such other documents as are contemplated hereunder, constitutes the entire agreement of the Parties with respect to the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the Parties.

8.	Severability. In the event any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement.

[signature page follows]

EXECUTION COPY

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

ARCHIVE WEST INVESTMENTS, LLC, a Nevada limited liability company

By:
Thomas M. DeLonge, Trustee of
The DeLonge Family Trust, Manager

GRAVITY HOLDINGS, LLC, a Wyoming limited liability company

By:
Thomas M. DeLonge, Trustee of
The DeLonge Family Trust, Manager

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